Exhibit 15.2 Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691 Member of Grant Thornton International Ltd rcgt.com Consent of Independent Registered Public Accounting Firm We hereby consent to the incorporation by reference into the Registration Statements on Form S-8 (Nos. 333-273071, 333-269201, 333-265949 and 333-261320) and the Registration Statements on Form F-3 (Nos. 333-274500, 333-277119 and 333-279427) of Iris Energy Limited of our report dated August 28, 2024, on the consolidated financial statements of Iris Energy Limited appearing in this Annual Report on Form 20-F for the year ended June 30, 2024 of Iris Energy Limited. Yours very truly, /s/ Raymond Chabot Grant Thornton LLP Montreal, Quebec, Canada August 28, 2024